Exhibit 10.1

AWARD FORMULA FOR 2018

LEGGETT & PLATT, INCORPORATED

2014 KEY OFFICERS INCENTIVE PLAN

The 2014 Key Officers Incentive Plan (the “Plan”) provides cash Awards to Participants based on the Company’s operating results for the prior year. Capitalized terms not defined in this document have the meaning ascribed under the Plan. There are separate Award Formulas under the Plan for Corporate Participants and Profit Center Participants.

Under both formulas, a Participant’s Award is calculated by reference to the Target Percentage of the Participant’s annual salary at the end of the Year. The Award Formulas and each Participant’s Target Percentage are determined by the Committee no later than 90 days after the beginning of each Year or before 25% of the Performance Period has elapsed.

Participants in the Plan are the executive officers of the Company. The Company has a separate Key Management Incentive Compensation Plan for other employees. Awards under the Key Management Incentive Compensation Plan are calculated in substantially the same manner as awards under the Plan.

For 2018, Awards under the Plan will be determined by achievement of the following Performance Objectives. Additional awards will be made based on the achievement of Individual Performance Goals, which will be established separately from this Plan and will be wholly independent of Awards under this Plan.

Participant Type	Performance Objectives	Relative Weight
Corporate Participants	Return on Capital Employed (ROCE)	60%
	Cash Flow	20%
	Individual Performance Goals*	20%
Profit Center Participants	Return on Capital Employed (ROCE)	60%
	Free Cash Flow (FCF)	20%
	Individual Performance Goals*	20%

*	These awards are established outside the Plan.

Award Formula for Corporate Participants

The Performance Objectives for Corporate Participants are calculated as follows:

ROCE =	Earnings Before Interest and Taxes (EBIT)
Net Property Plant and Equipment (PP&E) + Working Capital[1,2]

[1]	Quarterly averaging of Net PP&E and Working Capital
[2]	Working Capital, excluding cash and current maturities of long-term debt, as presented on the Company’s December 31, 2018 Consolidated Balance Sheet

Cash Flow =	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

[1]	Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2017 to December 31, 2018, as reflected on the Company’s Consolidated Balance Sheets

Awards for Corporate Participants are determined by the Company’s aggregate 2018 financial results. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the Performance Objective targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

Performance Objectives shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2017 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Achievement targets and payout percentages for Corporate Participants’ Performance Objectives are set forth below. No Awards are paid for ROCE achievement below 38% and Cash Flow below $325 million. The ROCE and Cash Flow payouts are each capped at 150%. Payouts will be interpolated for achievement levels falling between those set out in the schedule.

2018

Corporate Targets and Payout Schedule

ROCE			Cash Flow
Achievement	Payout		Achievement	Payout
< 38.0%	0%		<$325M	0%
38.0%	50%	Threshold	$325M	50%
41.5%	75%		$362.5M	75%
45.0%	100%	Target	$400M	100%
48.5%	125%		$435.5M	125%
52.0%	150%	Maximum	$475M	150%

Award Formula for Profit Center Participants

Profit Center Participants manage numerous Profit Centers. The Company sets a ROCE target and a Free Cash Flow (FCF) target for each Profit Center every Year which aggregate to the Segment level.

The Performance Objectives for Profit Center Participants are calculated as follows:

ROCE =	EBIT
Net PP&E + Working Capital[1,2]

[1]	Monthly averaging of Net PP&E and Working Capital, adjusted for currency effects.
[2]	Working Capital excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred tax assets and liabilities, and dividends payable.

FCF =	EBITDA (adjusted for currency effects) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

[1]	Change in Working Capital from December 31, 2017 to December 31, 2018 excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income tax receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the Performance Objective targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities or relating to any other special events or change in business conditions, and (v) the impact of corporate allocations.

Performance Objectives shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2017 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Financial results for each Profit Center may include a critical compliance adjustment, ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for critical compliance failures.

Achievement targets and payout percentages for Profit Center Participants are set forth below. No Awards are paid for achievement below 80% of the ROCE and FCF targets. The ROCE and FCF payouts are each capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2018

Profit Center Targets by Segment

Segment	ROCE Target	FCF Target
Residential Products	33.9%	$169.1M
Industrial Products	24.0%	$44.3M
Specialized Products	53.5%	$124.3M
Furniture Products	37.7%	$84.7M

2018

Profit Center Payout Schedule

Achievement		Payout
<80%		0%
80%	Threshold	60%
90%		80%
100%	Target	100%
110%		120%
120%		140%
125%	Maximum	150%

The President—Residential Products & Industrial Products will have 85% of his Award based upon the Performance Objectives for Residential Products and 15% based upon the Performance Objectives for Industrial Products. The President—Specialized Products & Furniture Products will have 60% of his Award based upon the Performance Objectives for Specialized Products and 40% based upon the Performance Objectives for Furniture Products.

Sample Calculation

For Corporate and Profit Center Participants, the Award is calculated by multiplying the Participant’s salary, Target Percentage, the relative weight of the Performance Objective, and the payout percentage for each Performance Objective. The sample calculation below assumes a Participant with a base salary of $500,000, a Target Percentage of 80%, a ROCE payout of 100%, and Cash Flow/FCF payout of 80%:

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$500,000	80%	60%	100%	$240,000
Cash Flow/FCF	$500,000	80%	20%	80%	$64,000

Total Award					$304,000

4